UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2013

ASTA FUNDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35637	22-3388607
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

210 Sylvan Avenue, Englewood Cliffs, New Jersey	07632
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-567-5648

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 7, 2013, Palisades Acquisition XVI, LLC (“Palisades XVI”), a subsidiary of Asta Funding, Inc. (the “Company,” “we” or “us”) entered into a Settlement Agreement and Omnibus Amendment (the “Settlement Agreement”) among Asta Funding, Inc., a Delaware corporation (“Asta”), Palisades Acquisition XVI, LLC, a Delaware limited liability company (“Borrower”), Palisades Collection, L.L.C., a Delaware limited liability company (“Servicer”), Palisades Acquisition XV, LLC, a Delaware limited liability company (“Pal XV”), BMO Capital Markets Corp., a Delaware corporation (“BMOCM” or “Collateral Agent”), Fairway Finance Company, LLC, a Delaware limited liability company (“Fairway”) and Bank of Montreal, a chartered bank incorporated under the laws of Canada (“BMO”).

The Settlement Agreement amends certain provisions of the Receivables Financing Agreement and related documents. Pursuant to the Settlement Agreement, in consideration for a $15 million prepayment funded by us, BMO has agreed to reduce minimum monthly collections and the interest rate, as well as waive certain technical borrowing base covenant violations. The minimum monthly payment is reduced to $400,000, effective August 1, 2013, and further reduced to $300,000, effective August 1, 2014. The interest rate is reduced to .25% per annum plus 30 day LIBOR, retroactively applied to May 1, 2013. If and when BMO receives the next $15 million of collections from the Great Seneca portfolio, less certain credits for payments made prior to the consummation of the Settlement Agreement, we are entitled to recover from future net collections the $15 million prepayment that we funded. Thereafter, in exchange for possible future debt forgiveness, BMO will have the right to receive 30% of future net collections.

The description of the Settlement Agreement set forth above is qualified in its entirety by reference to a copy of the Settlement Agreement filed as an exhibit to this report.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 is hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit
No.	Description

10.1	Settlement Agreement and Omnibus Amendment to Receivable Financing Agreement.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASTA FUNDING, INC.

Date: August 9, 2013

By:	/s/ Robert J. Michel
Robert J. Michel
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Settlement Agreement and Omnibus Amendment